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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173747

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 20, 2011)

BEACON POWER CORPORATION

$25,000,000
Common Stock

        We have entered into an at market issuance sales agreement with McNicoll Lewis & Vlak LLC relating to the sale of shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock, $0.01 par value per share, having an aggregate offering price of up to $25 million from time to time through McNicoll Lewis & Vlak acting as agent.

        Our common stock is listed on The NASDAQ Capital Market under the symbol "BCON." The last reported sale price of our common stock on August 19, 2011 was $0.90 per share.

        Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be "at-the-market" equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. McNicoll Lewis & Vlak will act as our sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

        McNicoll Lewis & Vlak will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, McNicoll Lewis & Vlak may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and the compensation of McNicoll Lewis & Vlak may be deemed to be underwriting commissions or discounts.

        Before buying shares of our common stock, you should carefully consider the risk factors described in "Risk Factors" beginning on page S-5 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus that we have authorized to be distributed to you and the documents incorporated by reference herein or therein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any related free writing prospectus that we have authorized to be delivered to you is accurate only as of their respective dates, regardless of the time of delivery of such documents or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider this prospectus supplement or the accompanying base prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants to purchase common stock and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus supplement or the accompanying base prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

        You should carefully read this prospectus supplement and the accompanying prospectus, including "Risk Factors" beginning on page S-5 of this prospectus supplement and beginning on page 20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as supplemented in subsequent quarterly reports on Form 10-Q, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we have authorized to be delivered to you when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled "Where You Can Find More Information."

        Unless the context requires otherwise, in this prospectus supplement and the accompanying base prospectus the terms "Beacon," "we," "us" and "our" refer to Beacon Power Corporation and its subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the information incorporated by reference. Because this is a summary, it does not contain all the information about us that may be important to you. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the factors described under the heading "Risk Factors" in this prospectus supplement beginning on page S-5 and on page 20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as supplemented in subsequent quarterly reports on Form 10-Q, and the other documents and the financial statements and related notes that are incorporated by reference in this prospectus.

 Beacon Power Corporation

Our Business

        Beacon Power Corporation and its subsidiaries design, manufacture and operate flywheel-based energy storage systems that we have begun to deploy in company-owned merchant plants that sell frequency regulation services in open-bid markets (which we refer to as our "sale of services" or "merchant plant" model). We also intend to sell systems on a turnkey equipment basis in domestic and international markets that lack open-bid auction mechanisms. In the future, we may also share ownership of some plants with utilities or other investors; enter into bilateral contracts with utilities that provide or purchase regulation services to satisfy their obligations to pay for or provide regulation services; and/or participate in pilot programs to demonstrate our technology. Our flywheel systems support stable, reliable and efficient electricity grid operation. We expect the market for our systems to benefit from increased electricity demand and the rapid expansion of intermittent renewable resources, including wind and solar.

        Since our inception, we have been primarily engaged in the development of advanced flywheel technology that stores and recycles energy on a highly efficient, emissions-free, reliable basis. As of June 2011, we have moved from a development-stage company to a commercial enterprise as we reached full capacity at our first 20 MW merchant plant in Stephentown, New York. We began to earn revenue in January 2011 from 8 MW of flywheel energy storage at our Stephentown plant. During the first and second quarters of 2011, we continued to integrate and energize additional capacity. We announced that Stephentown reached its full 20 MW capacity on June 21, 2011.

        We believe our technology provides more sustainable and effective frequency regulation and energy balancing services for the electricity grid, utilities, and distributed generation and renewable energy markets. Frequency regulation is an essential service that balances the flow of electricity on the grid, minimizes harmful fluctuations, and maintains proper frequency to ensure grid stability and reliability. Our constantly spinning, fast-response flywheels provide this critical service by recycling energy to and from the grid, acting as a type of "shock absorber." Because of their extremely fast speed of response, flywheels can address and correct frequency deviations more effectively than conventional regulation methods, at a lower cost of operation. Additionally, our flywheel systems make it easier for the grid to integrate intermittent renewable energy sources, such as wind and solar power, whose variability increases the amount of regulation needed. Our technology offers grid operators the benefits of greater reliability; faster response time; cleaner operation, including zero direct emissions of carbon dioxide (CO2), nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury; and lower maintenance costs compared to conventional power generation facilities that also provide frequency regulation services.

        The location of our merchant plants and the sequence in which they will be constructed will depend on a number of factors, including but not limited to:

  •
  The availability of project financing, other funding sources (including funds received from investors for the purchase of all or part of certain systems), or grants

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  Comparative market pricing available for frequency regulation in different markets

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  Our ability to earn appropriate revenues and payments within the market rules of each regional market

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  Our ability to interconnect at transmission voltage and obtain grid interconnection approvals

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  The availability and cost of land

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  Our ability to secure all necessary environmental and other permits and approvals.

        Our production facility is capable of producing up to 600 flywheels per year on a multi-shift basis. We have a second phase manufacturing build-out planned which would increase the annual manufacturing capacity to more than 1,000 flywheels.

        For the sale of frequency regulation services in the United States, our primary market focus is on the geographic regions of the domestic grid under the Federal Energy Regulatory Commission (FERC) jurisdiction that provide open-bid regulation markets. These regions and their Independent System Operator (ISO) or Regional Transmission Operator (RTO) designations are: New England (ISO-NE); California (California ISO or CAISO); New York (New York ISO or NYISO); Mid-Atlantic (PJM Interconnection); and Midwest ISO (MISO). These regional ISOs/RTOs, or grid operators purchase frequency regulation services from independent providers in open-bid markets that they manage and maintain. For example, under an open-bid market like that operated by NYISO, grid operators forecast the need for frequency regulation as a percentage of expected power demand, and approved suppliers submit bids for these services. Bids are stacked from lowest to highest prices until the cumulative amount of bids is sufficient to meet the calculated need. The price submitted by the highest selected bidder determines the price paid to every bidder that has been selected to provide service. Each ISO may calculate payments for frequency regulation services based on formulas that yield different revenue results than other ISOs, even when the frequency regulation clearing prices are similar.

        We have also initiated market development efforts in Texas (ERCOT), which is not regulated by FERC. Consequently, ERCOT is not subject to FERC Order No. 890, which mandated that non-generation resources like ours be allowed to compete in these open-bid markets. However, we expect that as ERCOT continues to expand its wind resources in Texas, and issues related to increasing wind penetration and grid stability become better understood, the potential benefits of applying our technology in ERCOT to help balance frequency, maintain grid stability and grid reliability will increase in value. We have been working to identify and recommend market rule modifications that will be needed to allow us to enter the ERCOT market on an economically attractive basis, and when the right conditions are in place, we plan to enter the ERCOT market.

        For the sale of plants on a turnkey basis, our market focus in the United States is on geographic regions that lack open-bid markets for regulation services. Within this market segment, our primary focus is on utilities that are experiencing or expect to experience increased requirements for regulation capacity due to the current or projected impacts of increased deployment of variable wind generation in their balancing areas. Our secondary focus is on the largest cooperative and government-owned utilities, and on islands or territories that are part of the United States. Internationally, we are actively pursuing opportunities for the sale of services via merchant plants and for the outright sale of plants in a number of countries, both directly and with the assistance of local marketing and distribution partners. We are currently pursuing business development activities in 12 foreign countries. As part of those efforts, we have entered into a collaboration and development agreement with a subsidiary of the

Gaelectric Group of Ireland, a significant wind developer in the Republic of Ireland, Northern Ireland and Montana. Application opportunities in the international markets include primary and secondary regulation, frequency response and other energy balancing services, some of which may require modifications to our current flywheel technology. No assurances can be given, however, that any of our international development activities will be successful.

Recent Developments

        On August 10, 2011, the Company announced that it has been awarded a $5 million state grant toward construction of a 20-megawatt flywheel energy storage plant in Hazle Township, Pennsylvania. In addition to the $5 million state grant, the $53-million Hazle Township plant was also awarded a $24-million Smart Grid stimulus grant from the U.S. Department of Energy in late 2009. We expect the total cost of the facility to be approximately $53 million.

Company Information

        We maintain our principal offices and research and development laboratory at 65 Middlesex Road, Tyngsboro, Massachusetts 01879. Our telephone number is 978-694-9121. Our website address is www.beaconpower.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Shares having an aggregate offering price of up to $25 million.
Manner of Offering	"At-the-market" offering that may be made from time to time through our agent, McNicoll, Lewis & Vlak. See "Plan of Distribution" on page S-12.
Risk Factors
This investment involves a high degree of risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 20 of our Annual Report on Form 10-K, as supplemented by subsequent quarterly reports on Form 10-Q, for a discussion of factors you should consider carefully when making an investment decision.
Use of proceeds	The net proceeds from this offering will be used for general corporate purposes, including ongoing working capital requirements. See "Use of Proceeds" on page S-10.
The NASDAQ Capital Market Symbol	BCON

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those risks discussed in Part I, Item 1A—Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2010 and those discussed in Part II, Item 1A—Risk Factors of our Quarterly Reports on Form 10-Q for subsequent fiscal quarters, before deciding to purchase any of our securities. The risks and uncertainties described below and incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may become important factors that affect us. If any of these risks occur, our business could suffer, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to This Offering

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

        Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering, assuming all sales are made at $0.90 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on August 19, 2011, we would have outstanding an aggregate of 55,842,927 shares of common stock, assuming no exercise of outstanding options or warrants and no conversion of our preferred stock. Actual sales in this offering, if any, will be made from time to time at varying prices. A substantial majority of the outstanding shares of our common stock are, and all of the shares sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933 unless these shares are purchased by affiliates. In addition, as of June 30, 2011, 12,177,812 shares of our common stock are issuable upon exercise of outstanding options and warrants and vesting of restricted stock units granted by us or available for issuance under our employee stock purchase plan.

Conversion of our outstanding preferred stock may lead to further dilution to holders of our common stock, and the outstanding preferred stock may reduce the amount available to our common stockholders in the event of a liquidation.

        We issued 10,000 shares of Series B preferred stock at a purchase price of $1,000 per share in December 2010 as part of a financing. At the same time, we issued warrants to purchase an additional 5,000 shares of preferred stock at an exercise price of $1,000 per share, as well as common stock warrants. As of June 30, 2011, all of the preferred stock warrants have been exercised. The preferred stock is currently convertible into shares of our common stock at a conversion price of $1.0073 per share, subject to adjustment (including adjustment for future dilutive issuances of common stock below that price). We are required to make installment payments on the preferred stock in fixed dollar amounts through the scheduled maturity date of the preferred stock in February 2012. If certain equity conditions are met (including certain listing and trading volume requirements), we can pay the installment amounts, as well as dividends on the preferred stock, in shares of our common stock at a price equal to the either 85% or 90% (depending on whether our stock price is below or above $1 per share, respectively) of the average of the six lowest daily volume weighted average prices in a 20 consecutive day period prior to the payment, in the case of dividends, or at a price equal to the lower of such amount and the conversion price then in effect, in the case of installment amounts.

        As of August 19, 2011, there were 587.4 shares of preferred stock outstanding with an aggregate stated value of 587,400. The conversion of these shares of preferred stock into common stock (either by the holder or upon our payment of dividends or installment amounts in shares of our common stock)

could lead to further dilution of our existing common stockholders. In the event we sell shares of common stock or common stock equivalents at a per share price of less than the conversion price then in effect, the conversion price of the preferred stock will be reduced to the purchase price per share of the later issuance. Therefore, if any shares offered pursuant to this prospectus supplement are sold at a per share purchase price less than $1.0073 per share, the conversion price as of the date of this prospectus supplement (as it may be later adjusted), then the conversion price of the preferred stock will be reduced to the price at which such shares are sold. In the event we are unable to continue as a going concern or otherwise liquidate, then the outstanding preferred stock will have a liquidation preference of $1,000 per share, plus accrued and unpaid dividends, plus an amount reflecting dividends remaining to maturity, following which the holders of preferred stock will participate in distributions to holders of our common stock on an as-converted basis. In such an event, the preferred stock may significantly diminish the amounts, if any, available for distribution to holders of our common stock.

We may invest or spend the proceeds of any offering of securities under this prospectus supplement and the accompanying prospectus in ways with which investors may not agree and in ways that may not earn a profit.

        Our management team will have broad discretion concerning the use of the proceeds of any offering of securities under this prospectus supplement and the accompanying prospectus as well as the timing of their expenditure. As a result, investors will be relying on the judgment of management for the application of the proceeds of any offering of common stock under the sales agreement and under this prospectus supplement and the accompanying prospectus. We intend to use the proceeds from any offering primarily for general corporate purposes, which may include, but are not limited to, building our next facility and paying indebtedness. Investors may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any results or profits.

Investors in this offering may pay a much higher price than the book value of our common stock.

        The amount per share you pay for shares of common stock that you purchase in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering, in which case you may experience immediate dilution in the net tangible book value of the common stock you purchase in this offering. For illustrative purposes only, assuming that an aggregate of 27,777,778 shares of our common stock are sold at an assumed offering price of $0.90 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on August 19, 2011, for aggregate gross proceeds of $25 million, and after deducting estimated commissions and estimated offering expenses payable by us, you would experience immediate dilution of $0.015 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2011 after giving effect to this offering and the assumed offering price. See "Dilution" on page S-10 for a more detailed discussion of the dilution you will incur in this offering.

Our stock may be removed from The NASDAQ Stock Market if we do not maintain compliance with its listing rules.

        As of August 19, 2011, the last reported sale price of our common stock was $0.90 per share. Listing Rule 5550(a)(2) requires a $1.00 minimum bid price for continued listing on The NASDAQ Capital Market. If our common stock trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, NASDAQ will send a deficiency notice to us, advising us that we have been afforded a "compliance period" of 180 calendar days to regain compliance with the applicable requirements. Should our stock price continue to stay below the $1.00 bid price or decrease in the future, there can be no assurance that we will be able to meet The NASDAQ Stock Market's minimum bid price requirements and, therefore, may lose our eligibility for quotation on The NASDAQ Stock Market.

Risks Relating to Our Business

We will require additional financing to sustain our operations and without it we may not be able to continue operations.

        We will require substantial capital resources in order to conduct our operations and to continue to develop and manufacture commercial quantities of the Smart Energy Matrix™ flywheel system, and we cannot assure you that our existing capital resources will be sufficient to fund our current and planned operations. We anticipate that such capital resources will be obtained from a combination of equity, debt, and/or the sale of turnkey systems. The extent of the funds needed is dependent, in part, on the volume of flywheels that we produce and deploy and/or sell as turnkey systems.

        Through our wholly-owned subsidiary, Stephentown Regulation Services, LLC (or SRS), in August 2010 we closed on a loan facility with the Federal Financing Bank (the "FFB") under which the FFB agreed, subject to the terms and conditions of the loan documentation governing the facility (the "FFB Loan Documents"), to make loans to SRS from time to time in an aggregate principal amount of up to approximately $43 million in order to fund (together with our equity contribution) the construction of our first 20 MW frequency regulation facility in Stephentown, New York. The U.S. Department of Energy (the "DOE") guaranteed the payment obligations of SRS with respect to these loans. Although SRS is the borrower under the FFB Loan Documents, Beacon has committed to pay all costs and expenses incurred to complete the project in excess of amounts funded under the loan facility. In addition, Beacon has entered into a Completion Guaranty dated as of August 6, 2010 under which it guaranteed all obligations of SRS under the FFB Loan Documents through the "Project Completion Date" (as that term is defined in the FFB Loan Documents). Beacon has also entered into a separate Corporate Guaranty dated as of August 6, 2010 (as amended, the "Corporate Guaranty") in favor of the DOE and the collateral agent under which Beacon guaranteed all of SRS's obligations to fund and replenish the debt service reserve account required to be maintained by SRS pursuant to the FFB Loan Documents. Beacon's liability under the Corporate Guaranty is (a) unlimited prior to the Project Completion Date and (b) limited to $5,000,000 from and after the Project Completion Date. The amounts owing to the DOE and the collateral agent under the FFB Loan Documents are secured by liens and security interests on substantially all assets of SRS, including the project, and by a pledge of the equity interests of SRS. The terms of the FFB Loan Documents limit the ability of SRS to pay dividends and distributions to Beacon. The conditions that must be satisfied before any such dividends or distributions (other than payments to Beacon to reimburse costs incurred in performing its obligations under intercompany project documents, which payments may be made in accordance with and subject to the payment waterfall set forth in the FFB Loan Documents) may be paid include the following: (i) "physical completion" (as defined in the FFB Loan Documents) of the project shall have occurred; (ii) no potential default or event of default shall exist under the FFB Loan Documents or would exist after giving effect to such dividend or distribution; (iii) the balance on deposit in the debt service reserve account required to be maintained by SRS under the FFB Loan Documents shall equal or exceed the amount required thereunder; (iv) six months shall have passed after the occurrence of the "project completion date" (the projection completion date is deemed to have occurred when various project conditions have been satisfied, including physical completion, the payment by SRS of two scheduled principal and interest payments on the loans, which payments are scheduled to begin in September 2012, and the generation by SRS of cash available for debt service for each of the preceding two fiscal quarters in an amount sufficient to pay debt service consisting of principal and interest becoming due on the next two quarterly payment dates); (v) the rolling 12-month debt service coverage ratio (the ratio of cash available for debt service for any period to debt service required to be paid during such period) shall be at least 1.4 to 1.0; (vi) at the time it pays such dividend or distribution, SRS shall prepay the FFB loans in an amount equal to 36% of the dividend or distribution; and (vii) no other dividend or distribution shall have been made during the current fiscal quarter. Cash generated by SRS from the Stephentown project thus may not be available to Beacon for our general corporate operating purposes as and when it is generated by the Stephentown project.

        We have received a $24 million grant from the DOE and $5 million from the Pennsylvania Redevelopment Assistance Capital Program in order to fund a portion of the expected total cost of our second planned 20 MW frequency regulation facility. We will need further funding to complete our second and subsequent facilities. Additional financing through grants, strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. The interest of the public and private equity markets to any proposed financing is substantially affected by the general economic, market and political climate and by other factors which are unpredictable and over which we have no control. Additional equity financings, if we obtain them, could result in significant dilution to current shareholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates, or products that we would otherwise seek to develop and commercialize ourselves.

        We have experienced net losses since our inception and, as of June 30, 2011, had an accumulated deficit of approximately $245.7 million. We do not expect to have positive EBITDA (earnings before interest, taxes, depreciation and amortization) or positive cash flow from operations until we have deployed a sufficient number of merchant plants and/or sell a sufficient number of turnkey systems. We will need to raise additional capital from a combination of equity and/or project financing, the sale of our systems and/or other sources to build regulation facilities, support our operations, implement our business plan and continue as a going concern.

        Miller Wachman LLP, our independent auditor, has included an explanatory paragraph expressing uncertainty in its audit report on our consolidated financial statements for the fiscal year ended December 31, 2010, which identifies our recurring losses and negative cash flows and raises doubt about our ability to continue as a going concern. We do not believe that the net proceeds from this offering will be sufficient to alleviate our auditor's going concern qualification. Should we experience a cash shortage that requires us to curtail or cease our operations, or should we be unable to continue as a going concern, you could lose all or part of your investment in our securities.

Frequency regulation service pricing is currently below the pricing that has prevailed for some years. If such anomalously low pricing continues for an extended period, it will adversely affect our revenue and cash flows, and if it becomes durationally significant, it may threaten our Stephentown facility.

        Over the longer term, the market pricing for frequency regulation services has historically tended to follow the pricing for energy. Hence, when the price of energy drops, frequency regulation prices may be adversely affected, which could materially affect our revenue. Electricity prices have been below recent historical averages due in part to the economic recession, and the impact of a decrease in energy prices. Consequently, recent frequency regulation clearing prices have been significantly lower than their historical average, including in the regions where we are developing plants, with some markets seemingly affected more than others. The reasons for historical anomalies in pricing trends can be difficult to determine, but we believe that the unusually low frequency regulation pricing will be temporary, and think it likely that there will be a trend back toward historical pricing levels. Also, on February 17, 2011, FERC issued a Notice of Proposed Rulemaking that, if adopted as proposed, would direct ISOs to implement a "pay-for-performance" compensation structure for frequency regulation which we regard as particularly helpful for fast response resources such as ours, and would significantly enhance the economics of our plants (including in Stephentown).

        However, there are no guarantees that pricing will return to historical average levels. If the lower frequency regulation pricing levels, contrary to these expectations, reflect a long-term change in the market, or if they otherwise continue indefinitely, this could have a material adverse effect on revenues, cash flow and our ability to raise equity on terms that we consider attractive, to meet our debt service obligations and to continue as a going concern. It is also possible that under our loan guarantee documentation with the DOE, the DOE could, at some point in time, take the position that durationally significant low pricing substantially threatens the Stephentown project entity, and constitutes a material adverse effect. If so, the DOE might refuse to permit additional advances under the DOE loan documents or otherwise take the position that a default has occurred under DOE loan documents.

Factors outside of our control, including innovation, pricing of more traditional sources of energy and regulatory action, could affect our opportunity to benefit from the increased use of alternative energy sources.

        We expect the use of intermittent energy sources to increase, particularly alternative sources such as wind and solar. Our Smart Energy Matrix™ flywheel systems address imbalances in the demand for energy but will also, we believe, help address problems created by the uneven power creation found particularly in alternative sources. We believe that the primary factors that will push the adoption of alternative energy sources are innovation, cost of traditional sources, and government regulation focused on the environment. All of these factors are out of our control. Innovation is impossible to predict. Similarly, cost is very difficult to predict. However, as an example, as of August 19, 2011, the futures cost of natural gas three years from now is trading less than 33% above the current price for natural gas. Additional energy regulation, particularly regulation restricting emissions or favoring less polluting alternatives, may aid the growth of alternative sources of energy. Creating a market for carbon credits would favor alternative energy sources and likely raise the relative price of traditional sources. However, it seems unlikely that the United States will create a market for carbon credits in the near future. Additional regulatory action in the United States favoring alternative sources also appears less likely in the near future. If alternative energy sources such as wind and solar are not widely adopted, then the full advantages of our fast responses flywheel systems may not be realized and the market for turnkey plant sales and other developmental opportunities that would otherwise benefit from widespread adoption of alternative but intermittent power sources may be diminished.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

        The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans, including our ability to develop additional merchant plants, to meet our other capital requirements or to fund our research and development activities. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Forward-looking statements can generally be identified by our use of words such as "anticipates," "believes," "continue," "estimates," "expects," "intends," "may," "opportunity," "plans," "potential," "predicts," or "will," the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects or our expectations regarding future frequency regulation market conditions, are also forward-looking statements.

        These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Our beliefs and assumptions could prove incorrect. New risks and uncertainties emerge from time to time, and it is not possible for us to predict which factors will arise or how they may affect us.

        These and other factors, including those factors set forth under "Risk Factors" in this prospectus supplement, the accompanying prospectus and the annual and quarterly reports incorporated therein, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

USE OF PROCEEDS

        Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder for working capital and other general corporate purposes.

        We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities pursuant to our investment policy.

DILUTION

        Our net tangible book value on June 30, 2011 was approximately $25,335,964, or approximately $0.903 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by new investors in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. Without taking into account any other changes in our net tangible book value after June 30, 2011, other than to give effect to our receipt of the estimated proceeds from the assumed sale of 27,777,778 shares in this offering at an assumed public offering price of $0.90 per unit (the last reported sale price of our common stock on August 19, 2011), less estimated offering commissions and expenses, our pro forma net tangible book value as of June 30, 2011, would have been approximately $49,440,964, or $0.885 per share. This represents a decrease in the net tangible book value of $0.018 per share to our existing stockholders, and a dilution in net tangible book value of $0.015 per share to new investors participating in this offering. The following table illustrates this per share dilution:

Assumed offering price per share:	$0.90
Net tangible book value per share as of June 30, 2011:	$0.903
Decrease in net tangible book value per share attributable to new investors:	$0.018
As adjusted net tangible book value per share after giving effect to this offering:	$0.885
Net dilution per share to new investors:	$0.015

        The table above assumes for illustrative purposes that an aggregate of 27,777,778 shares of our common stock are sold at a price of $0.90 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on August 19, 2011, for an aggregate gross proceeds of $25,000,000. The shares actually sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.90 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25.0 million is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.932 per share and would result in net dilution in net tangible book value per share to new investors in this offering of $0.068 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.90 per share shown in the table above, assuming all of our common stock in the aggregate amount of $25.0 million is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.834 per share and would thus not be dilutive to the new investors in this offering. This information is supplied for illustrative purposes only.

        The calculations above are based on 28,065,149 shares of our common stock outstanding as of June 30, 2011 and exclude:

  •
  Approximately 2,925,556 shares of our common stock subject to outstanding options under our current and previous equity incentive plans, which have a weighted average exercise price of $5.48 per share;

  •
  Approximately 12,868 shares of common stock reserved for future issuance under our employee stock purchase plan;

  •
  9,120,166 shares of our common stock issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $6.62 per share;

  •
  119,222 shares of our common stock representing granted but unvested awards under our RSU arrangements; and

  •
  583,143 shares of our common stock issuable upon conversion of the outstanding Series B Convertible Preferred Stock as of August 19, 2011, at the current conversion price of $1.0073 per share.

        To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 PLAN OF DISTRIBUTION

        We have entered into a sales agreement with McNicoll Lewis & Vlak, or MLV, under which we may issue and sell our common stock having aggregate sales proceeds of up to $25 million from time to time through MLV acting as agent. The sales agreement will be filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus supplement. The sales, if any, of shares made under the sales agreement will be made on The NASDAQ Capital Market by means of ordinary brokers' transactions at market prices, in block transactions or as otherwise agreed by MLV and us. We may instruct MLV not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of common stock upon notice and subject to other conditions. As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

        We will pay MLV commissions for its services in acting as agent in the sale of common stock. MLV will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $145,000.

        Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        MLV will act as sales agent on a reasonable efforts basis. In connection with the sale of the common stock on our behalf, MLV may, and will with respect to sales effected in an "at the market offering," be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of MLV may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse MLV for certain other specified expenses.

        The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the agreement, or (ii) termination of the sales agreement as permitted therein.

        MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

        The validity of the shares of common stock being offered has been passed upon for us by Edwards Angell Palmer & Dodge LLP in Boston, Massachusetts. MLV is being represented in connection with this offering by LeClairRyan, P.C. in New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of Miller Wachman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy any document filed by us with the Securities and Exchange Commission at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement on the SEC's website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

        We are incorporating by reference the following reports that we have filed with the SEC:

  •
  Our Annual Report on Form 10-K, for the year ended December 31, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

  •
  Our Current Reports on Forms 8-K filed with the SEC on January 14, 2011, January 19, 2011, January 20, 2011, January 25, 2011, February 2, 2011, February 25, 2011, March 2, 2011, March 8, 2011, March 16, 2011 (excluding any information deemed furnished therein), May 13, 2011, May 25, 2011, June 1, 2011, June 3, 2011, July 19, 2011 and August 23, 2011; and

  •
  The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        We will furnish without charge to you, on written or oral request, a copy of all of the documents incorporated by reference, including exhibits to these documents. You should direct any request for documents to Beacon Power Corporation, Attention: Corporate Secretary, 65 Middlesex Road, Tyngsboro, Massachusetts 01879. Our telephone number is 978-694-9121.

PROSPECTUS

100,000,000

Beacon Power Corporation

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

        From time to time, we may sell common stock, preferred stock, depositary shares, debt securities, warrants and/or units with a total value of up to $100,000,000.

        We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is traded on the NASDAQ Capital Market ("Nasdaq") under the symbol "BCON." On June 3, 2011, the last reported sale price for our common stock, as reported on Nasdaq was $1.33 per share.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 7.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. Additional methods of sale are set forth under "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 20, 2011

        You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may offer common stock, preferred stock, depositary shares, debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings up to a total amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities. We may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements. Forward-looking statements can generally be identified by our use of words such as "anticipates," "believes," "continue," "estimates," "expects," "intends," "may," "opportunity," "plans," "potential," "predicts," or "will," the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements.

        These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Our beliefs and assumptions could prove incorrect. New risks and uncertainties emerge from time to time, and it is not possible for us to predict which factors will arise or how they may affect us.

        These and other factors, including those factors set forth under "Risk Factors," could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

BEACON POWER CORPORATION

Overview

        Beacon Power Corporation and its subsidiaries design, manufacture and operate flywheel-based energy storage systems that we have begun to deploy in company-owned merchant plants that sell frequency regulation services in open-bid markets (which we refer to as our "sale of services" or "merchant plant" model). We also intend to sell systems on a turnkey equipment basis in domestic and overseas markets that lack open-bid auction mechanisms. In addition, we may share ownership of some plants with utilities or other investors; enter into bi-lateral contracts with utilities that provide or purchase regulation services to satisfy their obligations to pay for or provide regulation services; and/or participate in pilot programs to demonstrate our technology. Our flywheel systems support stable, reliable and efficient electricity grid operation. We expect the market for our systems to benefit from increased electricity demand and the rapid expansion of intermittent renewable resources, including wind and solar.

        Since our inception, we have been primarily engaged in the development of advanced flywheel technology that stores and recycles energy on a highly efficient, emissions-free, reliable basis. We believe our technology provides more sustainable and effective frequency regulation and energy balancing services for the electricity grid, utilities, and distributed generation and renewable energy markets. Frequency regulation is an essential service that balances the flow of electricity on the grid, minimizes harmful fluctuations, and maintains proper frequency to ensure grid stability and reliability. Our constantly spinning, fast-response flywheels provide this critical service by recycling energy to and from the grid, acting as a type of "shock absorber." Because of their extremely fast speed of response, flywheels can address and correct frequency deviations more effectively than conventional regulation methods, at a lower cost of operation. Additionally, our flywheel systems make it easier for the grid to integrate intermittent renewable energy sources, such as wind and solar power, whose variability increases the amount of regulation needed. Our technology offers grid operators the benefits of greater reliability; faster response time; cleaner operation, including zero direct emissions of carbon dioxide (CO2), nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury; and lower maintenance costs compared to conventional power generation facilities that also provide frequency regulation services.

        The location of our merchant plants and the sequence in which they will be constructed depend on a number of factors, including but not limited to the availability of project finance or other funding sources; comparative market pricing available for frequency regulation in different markets; variations in market rules in the regional markets; our ability to interconnect at transmission voltage and obtain grid interconnection approvals; the availability and cost of land; and our ability to secure necessary environmental and other permits and approvals.

        For the sale of frequency regulation services in the United States, our primary market focus is on the geographic regions of the domestic grid under Federal Energy Regulatory Commission (FERC) control that provide open-bid regulation markets. These regions and their Independent System Operator (ISO) or Regional Transmission Operator (RTO) designations are: New England (ISO-NE); New York (New York ISO or NYISO); Mid-Atlantic (PJM Interconnection); California (California ISO or CAISO) and Midwest ISO (MISO). These regional ISOs/RTOs, or grid operators, purchase frequency regulation services from independent providers in open-bid markets that they manage and maintain.

        We have also recently initiated market development efforts in Texas (ERCOT), which is not regulated by FERC. Consequently, ERCOT is not subject to FERC Order No. 890, which mandated that non-generation resources like ours be allowed to compete in these open-bid markets. However, we expect that as ERCOT continues to expand its wind resources in Texas, and issues related to increasing wind penetration and grid stability become better understood, the potential benefits of applying our technology in ERCOT to help balance frequency, maintain grid stability and grid reliability will increase in value. We have been working to identify and recommend market rule modifications that will be needed to allow us to enter the ERCOT market on an economically attractive basis.

        For the sale of plants on a turnkey basis, our market focus in the United States is on geographic regions that lack open-bid markets for regulation services. Within this market segment, our primary focus will be on utilities that are experiencing or expect to experience increased requirements for regulation capacity due to current or projected impacts of increased deployment of variable wind generation in their balancing areas. Our secondary focus will be on the largest cooperative and government-owned utilities, and on islands or protectorates that are part of the United States. Internationally, we are actively pursuing opportunities for the sale of services via merchant plants and for the outright sale of plants in a number of countries, both directly and with the assistance of local marketing and distribution partners.

        We are a Delaware corporation incorporated in May 1997. Our principal corporate offices and research and development laboratory are located at 65 Middlesex Road, Tyngsboro, Massachusetts, 01879. The telephone number at our principal corporate offices is 978-694-9121. Our website is located at www.beaconpower.com. Information contained on our website does not constitute part of this prospectus. References in the prospectus to "Beacon," "we," "our," "us," and the "Company" refer, collectively, to Beacon Power Corporation and its subsidiaries.

SECURITIES WE MAY OFFER

        We may offer shares of our common stock and preferred stock, depositary shares representing fractional shares of our preferred stock, debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate offering price;

  •
  rates and times of payment of dividends;

  •
  redemption, conversion or exchange terms;

  •
  conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

  •
  ranking;

  •
  restrictive covenants;

  •
  voting or other rights; and

  •
  important federal income tax considerations.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We may sell the securities directly to investors or through agents, underwriters or dealers. We and our agents, underwriters or dealers reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

  •
  the names of those agents, underwriters or dealers;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the net proceeds to us.

Common Stock

        We may issue shares of our common stock from time to time. Subject to any preferential rights, holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

        We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. See "Description of Capital Stock—Preferred Stock" for a description of shares of preferred stock outstanding as of the date of this prospectus.

        We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Depositary Shares

        We may issue receipts for depositary shares representing fractional shares of preferred stock from time to time. The fractional share of the applicable series of preferred stock represented by such depositary shares will be set forth in the applicable prospectus supplement.

        Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. In this prospectus, we have summarized certain general features of the depositary shares. We will incorporate by reference into the registration statement of which this prospectus is a part the form of deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. We urge you to read the prospectus supplements related to any depositary shares being offered, as well as the complete deposit agreement and depositary receipt that contains the terms of the depositary shares.

Debt Securities

        We may issue up to $100,000,000 aggregate principal amount of debt securities from time to time; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to

$100,000,000. In each case, these limits will be reduced by the dollar value of any securities previously sold under this prospectus. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Beacon that will rank equally with all of our other unsecured indebtedness and will be effectively subordinated to all of our secured debts.

        Any debt securities that we sell under this prospectus will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. In this prospectus, we have summarized certain general features of the debt securities. We have filed a form of indenture as an exhibit to the registration statement in which this prospectus is included. We urge you to read the prospectus supplements related to any debt securities being offered, as well as the complete indenture that contains the terms of the debt securities.

Warrants

        We may issue warrants for the purchase of common stock, preferred stock, or depositary shares in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock or depositary shares, and the warrants may be attached to or separate from those securities.

        The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

Units

        We may issue units representing any combination of common stock, preferred stock, debt securities, depositary shares and/or warrants from time to time.

        The units may be issued under one or more unit agreements. In this prospectus, we have summarized certain general features of the units.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement under which the units are designated, describing the terms of the units we are offering before the issuance of the related units. We urge you to read the prospectus supplements related to any units being offered, as well as the complete unit agreement designating the units.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled "Special Note Regarding Forward-Looking Statements."

USE OF PROCEEDS

        Unless otherwise provided in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for our general corporate purposes, including the repayment of future indebtedness, potential acquisitions, development of frequency regulation facilities and working capital. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to this offering.

FINANCIAL RATIOS

        The following table sets forth our ratio of earnings to fixed charges and the ratio of our combined fixed charges and preference stock dividends to earnings on a historical basis for the periods indicated. For purposes of this calculation, "earnings" consist of net (loss) from continuing operations plus fixed charges. "Fixed charges" consist of the sum of interest expense and the component of rental expense believed by management to be representative of the interest factor for those amounts. Dollar amounts shown are in millions.

	Year Ended December 31,
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges(1)	—	—	—	—	—
Coverage deficiency (in $millions)	$12.2	$12.9	$23.6	$19.2	$22.9
Ratio of earnings to fixed charges and accretion and dividends on preferred stock(1)	—	—	—	—	—
Coverage deficiency (in $millions)	$12.2	$12.9	$23.6	$19.2	$23.0

(1)
Earnings in each of the periods indicated were inadequate to cover fixed charges, therefore no ratio is presented.

DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation authorizes us to issue an aggregate of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our certificate of incorporation and our by-laws, as amended, together with the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation and our by-laws, as amended, are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Common Stock

        The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series and to establish the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, dividend rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any designated series. We may, from time to time, amend our certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of both a majority of the members of the board of directors then in office and a majority of the voting power of all of the shares of capital stock entitled to vote for directors, without a separate vote of the holders of preferred stock or any series of preferred stock unless a separate vote of any such holder is otherwise required pursuant to the certificate of designations establishing a series of preferred stock.

        We have 10,000,000 shares of preferred stock authorized, of which 1,100,000 shares have been designated as Series A Junior Participating Preferred Stock, which may be issued upon the occurrence of a triggering event under our rights agreement, and 15,000 shares have been designated as Series B Convertible Preferred Stock.

Rights Agreement

        We have entered into a rights agreement with Computershare Limited (formerly EquiServe Trust Company, N.A.), pursuant to which our board of directors declared a dividend distribution of one preferred share purchase right for each share of our common stock outstanding on October 7, 2002. Our board of directors further authorized and directed the issuance of one right to each share of common stock that is issued between the record date of October 7, 2002 and the earlier of the distribution date and the date the rights terminate. The rights trade with, and are inseparable from, our common stock until a distribution date occurs. Once the rights become exercisable, each right will allow its holder to purchase from us one-tenth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $22.50, subject to adjustment from time to time. This portion of a preferred share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one share of our common stock. Prior to exercise, the rights do not give their holders any dividend, voting or liquidation rights.

        The rights only become exercisable on the earlier of: (a) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has become an acquiring person by beneficially owning 15% or more of our outstanding common stock, or (b) such date, if any, as may be designated by our board of directors after the date of a person's or group's commencement of a tender or exchange offer the consummation of which would result in that person or group becoming an acquiring person.

        Once a person or group becomes an acquiring person, the rights have the following "flip-in" and "flip-over" features:

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  Flip-In:  If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $22.50 per right, subject to adjustment from time to time, purchase shares of our common stock with a market value two times the exercise price of such right.

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  Flip-Over:  If we are later acquired in a merger or similar transaction after a distribution date has occurred, all holders of rights except the acquiring person may, for $22.50 per right, purchase shares of common stock of the acquiring corporation with a market value two times the exercise price of such right.

        Each share of Series A preferred stock, once issued:

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  will not be redeemable;

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  will entitle holders to quarterly dividend payments of $1.00, or an amount equal to 10 times the dividend paid on one share of our common stock, whichever is greater;

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  will entitle holders upon liquidation either to receive $22.50 per share, subject to adjustment from time to time, or an amount equal to 10 times the payment made on one share of our common stock, whichever is greater;

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  will have the same voting power as ten shares of our common stock; and

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  if shares of Beacon common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a payment equal to the payment made on ten shares of our common stock.

        The value of one one-tenth of a preferred share should approximate the value of one share of our common stock.

        We may, at the option of our board of directors and at any time prior to a person becoming an acquiring person, redeem all, but not less than all, of the rights at a redemption price of $0.10 per right, payable at our option in cash, shares of our common stock or such other form of consideration as our board of directors shall determine. We may also redeem the rights as a whole, but not in part, at any time prior to the earlier of (a) the close of business on the tenth business day following the first date of public announcement by us or an acquiring person that an acquiring person has become such or (b) September 30, 2012, at a price of $0.10 per right. After the redemption period has expired, our right of redemption may be reinstated if an acquiring person reduces his beneficial ownership to less than 15% of the outstanding shares of our common stock in a transaction or series of transactions not involving us and there are no other acquiring persons.

        The terms of the rights agreement may be amended by our board of directors without the consent of the rights holders with the exception of certain economic terms of the rights. After a distribution date has occurred, the board of directors may not amend the rights agreement in any way that adversely affects the holders of the rights.

Series B Convertible Preferred Stock

        In December 2010, we designated 15,000 shares of our authorized and previously unissued preferred stock as Series B Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), in connection with a financing transaction. In that transaction, we offered and sold units consisting of an aggregate of 10,000 shares of Preferred Stock and warrants to purchase 5,000 additional shares of Preferred Stock (the "Preferred Warrants"), in addition to certain warrants to purchase common stock described elsewhere in this prospectus.

        Each share of Preferred Stock has an initial "Stated Value" of $1,000, subject to reduction upon conversion or redemption as described below. The Preferred Stock will have a maturity date of February 1, 2012, unless extended under certain limited circumstances (the "Maturity Date"). Any remaining Stated Value, plus accrued and unpaid dividends, will be paid at the Maturity Date.

        The Preferred Stock is entitled to receive dividends on the Stated Value, at a rate of eight percent (8%) per annum. We may elect to pay the dividends in cash or, if certain "Equity Conditions" described in more detail below are satisfied, in shares of our common stock. Dividends are payable monthly, in arrears, on the first day of each month beginning February 1, 2011, through the Maturity Date. If we elect to pay dividends in shares of our common stock, and subject to the Equity Conditions being met, we will give notice to holders on the twenty-third (23rd) trading day prior to the applicable dividend due date. At the same time we deliver that notice, we will deliver a number of shares of common stock equal to the dividend amount divided by the Market Price (as described below) determined as of the date notice is given. On the dividend due date, we will make a similar determination using the Market Price as of the dividend due date. If the number of shares so calculated exceeds the number of shares that we delivered with the notice, then we will deliver the difference (if any) on the applicable dividend payment date. If the number of shares so calculated is less than the number of shares that we delivered with the notice, then the dollar amount reflecting the excess shares delivered by us will be automatically redeemed (or, in the case of the last dividend date or another dividend date on which no Preferred Stock remains outstanding after giving effect to redemptions or conversions on the same date, cash or stock will be returned to us). In the event of certain "triggering events", the rate will increase to fifteen percent (15%) per annum until such time as the triggering event is cured.

        The "Market Price" is the arithmetic average of the six (6) lowest daily volume weighted average prices, or VWAPs, during the twenty (20) consecutive trading day period ending two trading days prior to the relevant date of determination.

        Subject to the ownership and conversion limitations described below, a holder of shares of Preferred Stock may convert its shares of Preferred Stock at any time after the initial issuance date, plus accrued and unpaid dividends, at a rate equal to the then-applicable conversion price. The conversion price of the Preferred Stock will be adjusted to reflect any stock splits and similar capital events proportionately. In the event of a consolidation of our common stock, such as a reverse stock split, the conversion price of the Preferred Stock will also be adjusted proportionately, and then further adjusted by a formula specified in the certificate of designations. The conversion price on the date of this prospectus, as adjusted following our one-for-ten reverse stock split effective February 25, 2011, was $2.2894.

        Unless we elect a Company Conversion (described below), we will redeem, pro rata among all holders of Preferred Stock based on their initial holdings, 1,154 shares of Preferred Stock (the "Installment Amount") on the first business day of each month, beginning February 1, 2011 through the Maturity Date (each, an "Installment Date"). If the Preferred Warrants issued in the offering are not exercised in full (by the holder or by us), the Preferred Stock issued in the transaction will thus be redeemed on this schedule (or converted as described below) prior to the Maturity Date. The Installment Amount payable to any holder may be reduced for such holder by conversion, redemption, failure to have exercised the Preferred Warrants, or otherwise. We will give notice to the holders on the twenty-third (23rd) trading day prior to each Installment Date, specifying our election to make the redemption payment in cash or, subject to the Equity Conditions, to cause a Company Conversion of the same number of shares of Preferred Stock as described below. We will pay the redemption payment in cash in immediately available funds on the Installment Date.

        In lieu of making a cash redemption on the Installment Date in any month, and subject to the Equity Conditions being satisfied, we may elect to cause a conversion of all or part of the shares required to be redeemed (a "Company Conversion"). If we elect to do this, we will give notice to the holders on the twenty-third (23rd) trading day prior to the Installment Date, at which time we will deliver a number of shares of common stock determined by dividing the Stated Value of the converted Preferred Stock by the lower of (i) the then applicable conversion price, and (ii) 85% or 90% (depending on whether our Market Value is below or above $1.00, respectively) of the Market Price as of the installment notice date. On the relevant Installment Date, we will make a similar determination with respect to the shares payable on the Installment Date based on the Market Price as of the Installment Date. If the number of shares so calculated exceeds the number of shares that we delivered with the notice, then we will deliver the difference (if any) on the applicable Installment Date. If the number of shares so calculated is less than the number of shares that we delivered with the notice, then the dollar amount reflecting the excess shares delivered by us will be automatically redeemed (or, in the case of the last Installment Date or another Installment Date on which no Preferred Stock remains outstanding after giving effect to redemptions or conversions on the same date, cash or stock will be returned to us).

        The "Equity Conditions" will be satisfied on any date if (a) on each day during the 30 trading days prior to such measurement date, all shares of common stock issued and issuable upon conversion of the Preferred Stock (including the Preferred Stock issuable upon exercise of the Preferred Warrants) or payable as dividend shares and upon exercise of the common warrants issued in the same offering will be eligible for sale without restriction and without the need for registration under the securities laws; (b) on each such day, the common stock is listed on The NASDAQ Capital Market, on one of several named alternative markets and, if subject to certain delisting proceedings or a failure to meet the maintenance standards of such an exchange, we must meet the minimum listing conditions of one of the other permitted markets (including the OTC Bulletin Board), (c) on each such day, we have delivered common stock upon conversion by holders of Preferred Stock on a timely basis, as and if required; (d) any applicable shares to be issued in connection with the determination may be issued in full without violating the ownership limitations described below or the rules of our principal market (except that the ownership limitations will not prevent us from delivering common stock in amounts up to such limits); (e) during such period, we shall have made timely payments as required; (f) there has been no "triggering event" or potential triggering event under the certificate of designations; (g) we have no knowledge of any fact that would cause the shares of common stock issuable in connection with the Preferred Stock or warrants not to be eligible for sale without restriction; (h) we meet certain minimum average trading volume qualifications on our principal market (i.e., a $200,000 daily dollar volume, averaged over the applicable 30 trading days); and (i) we are otherwise in material compliance with its covenants and representations in the related transaction documents, including the certificate of designations.

        We can redeem any or all of the Preferred Stock at any time, so long as the Equity Conditions have been satisfied on the date we deliver a redemption notice to the holders on the redemption date. The redemption price in connection with any such optional redemption will be an amount in cash equal to 125% of the sum of the Stated Value of the Preferred Stock being redeemed, with accrued and unpaid dividends, and an amount reflecting the dividends that would have been payable through the Maturity Date if the Preferred Stock had remained outstanding.

        The Preferred Stock is subject to mandatory redemption at the election of holders upon the occurrence of certain triggering events. The redemption price in these circumstances would be the greater of (a) 125% of the Stated Value plus accrued dividends, and (b) the number of shares into which the holder's Preferred Stock may be converted multiplied by the highest closing sale price of our common stock during the period immediately prior to the triggering event and the date the holder delivers a notice of redemption, plus in each case an amount reflecting the dividends that would have been payable through the Maturity Date if the Preferred Stock had remained outstanding. "Triggering events" include, among other events, certain breaches by us of our agreements, the failure to pay amounts when due, the failure to maintain any registration statement as required, the failure to keep our common stock listed on any of the specified eligible markets, and the failure to keep a sufficient number of authorized shares reserved for issuance on conversion of the Preferred Stock or exercise of the warrants.

        In addition, if we issue (or are deemed to issue through the issuance or sale of convertible securities) shares of common stock at a price (as determined under the certificate of designations) less than the conversion price at the time, the conversion price of the Preferred Stock will be reduced to the price at which such common stock is issued or deemed to be issued. Adjustments will not be required upon the issuance of certain "excluded securities", including shares issued or deemed to be issued under our existing employee stock plans, or upon the issuance of shares of common stock as dividend payments or conversions under the Preferred Stock; provided, however, that if we issue or are deemed to issue common stock on the dividend date or Installment Date in June 2011, such issuance will not be excluded from these adjustment provisions so that the conversion price of the Preferred Stock may be adjusted upon such issuance to the lower of (i) the conversion price at that time or (ii) the Market Price as of the relevant dividend date or Installment Date.

        We will not effect any conversion of the Preferred Stock, nor shall a holder convert its shares of Preferred Stock, to the extent that such conversion would cause the holder to have acquired, through conversion of the Preferred Stock or otherwise, beneficial ownership of a number shares of our common stock in excess of 4.99% of the common stock immediately preceding the conversion. This limitation may from time to time be increased or decreased as it applies to any holder, but not above 9.99% or below 4.99%, by such holder, effective upon the sixty-first (61st) day after it gives us written notice of the adjustment.

        In the event of a liquidation event, before any amounts are made available to the holders of our common stock, the holders of the Preferred Stock will be entitled to receive in cash, out of our assets, an amount per share of Preferred Stock equal to the Stated Value, with accrued and unpaid dividends, plus an amount representing the dividends that would have accrued but for such event through the Maturity Date. After such a distribution, the holders of the Preferred Stock will be entitled to participate in any distribution to the holders of our common stock on an as-converted basis. In such an event, the outstanding Preferred Stock may significantly diminish the amounts, if any, available for distribution to holders of our common stock.

        While the Preferred Stock is outstanding, neither we nor our subsidiaries may incur any additional indebtedness, with the exception of certain project-level indebtedness at the subsidiary level, Beacon Power Corporation's guaranty of such project-level indebtedness, and ordinary course equipment leases, obligations to vendors and similar exceptions. We are also prohibited from issuing additional or other capital stock that is senior to, or on par with, the Preferred Stock, or from issuing variable rate securities, without the consent of holders of 90% of the Preferred Stock then outstanding.

        The Preferred Warrants issued in the same offering have an exercise price of $1,000 per share of Preferred Stock, and will expire on the Maturity Date of the Preferred Stock described above. The Preferred Warrants may be exercised at any time prior to their expiration by the holders. Subject to the Equity Conditions being satisfied, we can also force the holders of the Preferred Stock to exercise the

Preferred Warrants for cash (i) in full, if the market price of our common stock exceeds $3.7851 per share for twenty trading days in any thirty trading day period, (ii) in full, if we consummate an underwritten public offering of our common stock with net proceeds of at least $10 million to us, or (iii) in installments, in connection with the last five scheduled Installment Dates of the Preferred Stock.

        As of the date of this prospectus, there were 748.1 shares of Preferred Stock outstanding and unexercised warrants to purchase an additional 1,785 shares of Preferred Stock.

Dividends

        Holders of our common stock will share ratably in any dividends declared by our board of directors. We have never declared or paid cash dividends on our common stock, and currently we intend to retain any future earnings for use in developing and operating our business. Dividends consisting of shares of our common stock may be paid to holders of shares of our common stock.

Other Rights

        All holders of our common stock are entitled to share ratably in any assets available for distribution to holders of shares of our common stock upon our liquidation, dissolution or winding up. No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock. The outstanding our common stock is fully paid and nonassessable.

Warrants

        We have outstanding various series of warrants to purchase our common stock. These warrants are now exercisable for shares of our common stock.

        The exercise price and the number of shares of our common stock to be issued upon exercise of the warrants will be adjusted under certain circumstances, including:

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  subdivisions, stock dividends or combinations of our common stock;

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  reclassifications, exchanges, substitutions, or in-kind distributions that result in a change in the number and/or class of the securities issuable upon exercise of the warrants;

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  reorganizations, mergers and similar transactions; and

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  the issuance of additional shares of our common stock or securities convertible into our common stock at a price per share less than the exercise price in effect immediately prior to the issuance of the additional securities (November 2005 Financing Warrants and December 2010 Financing Warrants only).

        Holders of the warrants are not entitled to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right as stockholders.

        As of the date of this prospectus, warrants outstanding were as follows:

        November 2005 Financing Warrants.    As part of a financing, we issued warrants to ten "accredited investors". Following adjustments required by subsequent financings, these warrants are exercisable for an aggregate of 908,725 shares of our common stock at an exercise price of $7.20 per share, subject to a limit under which the total number of shares of common stock that can be issued in the financing (including upon exercise of the warrants) at an effective price less than the closing price at the time of the investment may not exceed 19.99% of the number of shares of common stock outstanding prior to the investment. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be further adjusted from time to time. Each warrant is exercisable until May 9, 2011.

        February 2007 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 626,183 shares of our common stock to eight persons. The per-share exercise price for the warrant shares is $13.30. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until February 15, 2012. There were 542,849 warrants of this series outstanding as of the date of this prospectus.

        July 2007 GFI Tyngsboro Landlord Warrant.    We issued this warrant as additional consideration under our lease. The landlord received a warrant to purchase 50,000 shares of our common stock. The per-share exercise price for the warrant shares is $17.70. The number of shares of our common stock issuable upon exercise of this warrant and the exercise price per share may be adjusted from time to time. The warrant is exercisable until July 22, 2014.

        September 2007 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 627,552 shares of our common stock to two persons. The per-share exercise price for the warrant shares is $19.90. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until March 11, 2013. There were 457,552 warrants of this series outstanding as of the date of this prospectus.

        October 2007 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 1,131,628 shares of our common stock to five persons. On January 21, 2009, one of these persons transferred its warrant to purchase 588,446 shares back to us, and this warrant was cancelled. The per-share exercise price for the warrant shares is $29.70. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until May 1, 2013. There were 543,182 warrants of this series outstanding as of the date of this prospectus.

        June 2008 Loan Warrants.    As part of a loan we received through a funding collaboration between the Emerging Technology Fund of Massachusetts Development Finance Agency and the Massachusetts Technology Collaborative's Business Expansion Initiative, we issued two warrants to purchase an aggregate of 17,196 shares of our common stock. The per-share exercise price for the warrant shares is $18.90. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until June 30, 2015.

        October 2008 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 870,000 shares of our common stock to one person. The per-share exercise price for the warrant shares is $12.00. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until April 16, 2014.

        December 2008 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 896,600 shares of our common stock to three persons. The per-share exercise price for the warrant shares is $7.40. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until June 25, 2015.

        December 2009 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 1,905,000 shares of our common stock to investors. The per-share exercise price for the warrant shares is $7.00. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time. Each warrant is exercisable until December 9, 2014.

        December 2010 Financing Warrants.    As part of a financing, we issued warrants to purchase an aggregate of 4,458,274 shares of common stock to investors. Giving effect to an adjustment following our one-for-ten reverse stock split effective February 25, 2011, the per-share exercise price for the warrant shares is $2.2894. The number of shares of our common stock issuable upon exercise of these warrants and the exercise price per share may be adjusted from time to time, including upon the issuance or deemed issuance of shares of common stock at a price less than the exercise price then in effect. Each warrant is exercisable until December 23, 2015. There were 4,453,720 warrants of this series outstanding as of the date of this prospectus.

        See "Description of Capital Stock—Preferred Stock—Series B Convertible Preferred Stock" for a description of certain warrants to purchase shares of our Series B Convertible Preferred Stock that are outstanding as of the date of this prospectus.

Limitation of Liability and Indemnification

        Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to it or its stockholders for any liability arising from an action to which such persons were party by reason of the fact that they were serving us or at our request to the fullest extent not prohibited by the Delaware General Corporation Law.

        We have entered into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Beacon directors or officers. We also maintain liability insurance for our directors and executive officers in order to limit our exposure to liability for indemnification of our directors and executive officers.

        As of the date of this prospectus, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

Provisions of Certificate of Incorporation and By-laws Which May Have Anti-Takeover Effect

        A number of provisions of our certificate of incorporation and by-laws concern matters of corporate governance and the rights of stockholders. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock which may result from actual or rumored takeover attempts, may be inhibited. These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and those of our stockholders. Our board of directors has no present plans to adopt any further measures or devices, which may be deemed to have an "anti-takeover effect."

Special Meetings of Stockholders

        Our by-laws provide that a special meeting of stockholders may be called only by our President or board of directors unless otherwise required by law. Our by-laws also provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at a special meeting of stockholders.

Director Vacancies and Removal

        Our by-laws provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our by-laws provide that directors may be removed from office with or without cause and only by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors, except that directors elected by a particular class or series of stock can only be removed without cause by the affirmative vote of holders of a majority of shares of that series or class.

Amendment of By-laws

        Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by our stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of holders of at least two-thirds of the shares then entitled to vote.

Statutory Business Combination Provision

        Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

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  before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

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  following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of a least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any such exclusion.

Trading on the NASDAQ Capital Market System

        Our common stock is listed on the NASDAQ Capital Market, under the symbol "BCON."

Transfer Agent and Registrar

        The name and address of the transfer agent and registrar for our common stock is Computershare Limited, P.O. Box 43078 Providence, RI 02940-3078.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue receipts for depositary shares representing fractional shares of preferred stock. The fractional share of the applicable series of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement.

        The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share, including, as the case may be, voting, conversion, redemption, liquidation and other rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following description of the deposit agreement, the depositary shares and the depositary receipts summarizes those aspects of the depositary shares and depositary receipts and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement when it is filed.

Form

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.

        These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

        Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

        If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

        Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

        If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder's depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, in respect of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

        We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

        The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counselor accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF DEBT SECURITIES

        If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by us and a trustee to be identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may offer under this prospectus up to $100,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $100,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Beacon that will rank equally with all of our other unsecured indebtedness and will be effectively subordinated to all of our secured debts.

        The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

        The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

  (1)
  the title;

  (2)
  the aggregate principal amount;

  (3)
  the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

  (4)
  any limit on the aggregate principal amount;

  (5)
  the date or dates on which principal is payable;

  (6)
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

  (7)
  the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

  (8)
  the place or places where principal and, if applicable, premium and interest, is payable;

  (9)
  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

  (10)
  the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

  (11)
  whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

  (12)
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

  (13)
  the currency of denomination;

  (14)
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  (15)
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

  (16)
  if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

  (17)
  the provisions, if any, relating to any security provided for the debt securities;

  (18)
  any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

  (19)
  any events of default;

  (20)
  the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

  (21)
  any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

  (22)
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

  (23)
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Beacon.

        We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

        If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

        We may issue debt securities that will be represented by either:

  (1)
  "book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

  (2)
  "certificated securities," which means that they will be represented by a certificate issued in definitive registered form. We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under "—Global Debt Securities and Book Entry System" below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

        If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee's office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

        You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

        The depository has indicated that it would follow the procedures described below to book-entry debt securities.

        Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise its rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

        We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. Beacon and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

        Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Beacon and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depository, upon receipt of any payment of principal, premium, if any, or interest, if any, on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

        If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

        We obtained the information in this section concerning the depository and the depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

        See "Legal Ownership of Securities" below for more general information on certain considerations applicable to indirect holders of securities we may offer under this prospectus.

No Protection in the Event of Change of Control

        The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Beacon or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

        We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

  (1)
  the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

  (2)
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

  (1)
  we fail to pay any principal of, or premium, if any, when it becomes due;

  (2)
  we fail to pay any interest within 45 days after it becomes due;

  (3)
  we fail to observe or perform any other covenant in the debt securities or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

  (4)
  we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $4 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

  (5)
  any final judgment or judgments which can no longer be appealed for the payment of more than $4 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

  (6)
  certain events occur involving bankruptcy, insolvency or reorganization of Beacon or any of our significant subsidiaries. The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

        If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than

25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

        If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

        If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

        The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

        No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

  (1)
  the holder gives to the trustee written notice of a continuing event of default;

  (2)
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

  (3)
  the trustee fails to institute proceeding within 60 days of the request; and

  (4)
  the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

        However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

        From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

  (1)
  to provide that the surviving entity following a change of control of Beacon permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

  (2)
  to provide for uncertificated debt securities in addition to certificated debt securities;

  (3)
  to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

  (4)
  to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

  (5)
  to issue and establish the form and terms and conditions; and

  (6)
  to appoint a successor trustee under the indenture with respect to one or more series.

        From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

  (1)
  reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

  (2)
  reduce the rate of or change the time for payment of interest;

  (3)
  reduce the principal of or premium on or change the stated maturity;

  (4)
  make any debt security payable in money other than that stated in the debt security;

  (5)
  change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

  (6)
  waive a default on the payment of the principal of, interest on, or redemption payment; and

  (7)
  take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

        The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

  (1)
  to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as "legal defeasance"):

  (a)
  to register the transfer or exchange of the debt securities;

  (b)
  to replace temporary or mutilated, destroyed, lost or stolen debt securities;

  (c)
  to compensate and indemnify the trustee; or

  (d)
  to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

  (2)
  to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as "covenant defeasance").

        In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

  (1)
  money;

  (2)
  U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

  (3)
  a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money.

        Which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

        In addition, defeasance may be effected only if, among other things:

  (1)
  in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

  (2)
  in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

  (3)
  in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

  (4)
  certain other conditions described in the indenture are satisfied.

        If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

        The term "U.S. Government Obligations" as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        The term "Foreign Government Obligations" as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

        We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of

Beacon, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

General

        We may issue warrants to purchase common stock (which we refer to as common stock warrants), preferred stock (which we refer to as preferred stock warrants), debt securities (which we refer to as debt warrants) or depositary shares (which we refer to as depositary share warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

        While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

        We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term "warrant agreement" to refer to any of these warrant agreements. We use the term "warrant agent" to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following description of the warrants and the warrant agreements summarizes those aspects of the warrants and those portions of the warrant agreements that we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrants and the warrant agreements, and not this summary, which defines your rights as a holder of warrants. There may be other provisions in the warrants or warrant agreements that are also important to you. The particular terms of the warrants offered by any prospectus supplement and the extent to which the general provisions described below may apply to such warrants will be outlined in the applicable prospectus supplement. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrants and warrant agreements that contain the terms of the warrants. See "Where You Can Find More Information" for information on how to obtain a copy of the warrants and warrant agreements when they are filed.

Other Warrants

        We will describe the terms of any preferred stock warrants, common stock warrants, debt warrants or depositary share warrants in the applicable prospectus supplement. Those terms will include, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

  •
  the designation and terms of any series of preferred stock, debt securities or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock, debt security or depositary share;

  •
  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock, debt securities or depositary shares;

  •
  the number of shares of common stock or preferred stock, debt securities or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock, debt securities or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

  •
  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  United States federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of common stock, preferred stock, debt securities or depositary shares will be in registered form only.

        A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock, preferred stock, debt securities or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock, debt securities or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under "Warrant Adjustments" below.

Exercise of Warrants

        Each warrant will entitle the holder to purchase for cash shares of preferred stock, common stock, debt securities or depositary shares at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities, shares of preferred stock, common stock purchasable or depositary shares upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Amendments and Supplements to the Warrant Agreements

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

        Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

  •
  issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

  •
  pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

  •
  issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

  •
  issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants, debt warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock, debt securities or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

        Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant, debt warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

        Holders of common stock warrants, preferred stock warrants, debt warrants and depositary share warrants may have additional rights under the following circumstances:

  •
  certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

  •
  certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

  •
  certain sales or dispositions to another entity of all or substantially all of our property and assets.

        If one of the above transactions occurs and holders of our common stock, preferred stock, debt securities or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants, debt warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities, depositary shares and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We may issue the units under a unit agreement. We use the term "unit agreement" to refer to any of these unit agreements. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following description of the unit agreement and the units summarizes those aspects of the units and those portions of the unit agreement that we believe will be most important to your decision to invest in our units. You should keep in mind, however, that it is the unit agreement, and not this summary, which defines your rights as a holder of units. There may be other provisions in the unit agreement that are also important to you. The particular terms of the units offered by any prospectus supplement and the extent to which the general provisions described below may apply to such units will be outlined in the applicable prospectus supplement. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units. See "Where You Can Find More Information" for information on how to obtain a copy of the unit agreement when it is filed.

General

        We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities, depositary shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Depositary Shares," "Description of Debt Securities," and "Description of Warrants" and will apply to each unit and to any common stock, preferred stock, depositary share, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

        We, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are global securities, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations when a Global Security will be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers.

        We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only as global securities, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the global security. Neither we nor any third parties employed by us or acting on your behalf, including transfer agents, have any responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. Neither we, the transfer agent nor any other third parties employed by us supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Brokers, banks and other financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own brokers, banks or other financial institutions to find out how to have their interests in securities transferred to their own names, so that they will be holders. We have described the rights of holders and street name investors above.

        A global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we elect to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary has sole responsibility for determining in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following methods from time to time:

  •
  to underwriters for resale to the public or to investors;

  •
  a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer, including purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through agents to the public or to investors;

  •
  directly to investors in privately negotiated transactions; or

  •
  through a combination of any of these methods of sale.

        The securities may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;

  •
  the prevailing market price at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  at negotiated prices.

        Sales may be affected in transactions:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the NASDAQ in the case of shares of our common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

  •
  though the writing of options; or

  •
  through the settlement of short sales.

        We may enter into derivative or other hedging transactions with financial institutions, or sell securities not covered by this prospectus to financial institutions in privately negotiated transactions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. We may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out such short positions, or loan or pledge securities to financial institutions that in turn may sell the securities using this prospectus. We may loan, pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

        We will describe in a prospectus supplement the terms of the offering of securities, including:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters and Agents

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow, reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

        An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we

offer securities in an "at the market" offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Direct Sales

        We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets

        Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock, which is listed on the NASDAQ Capital Market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Capital Market, subject to official notice of issuance, or on such other trading market on which our shares of common stock may be listed from time to time. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange, but we are not obligated to do so.

        The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts.

EXPERTS

        Miller Wachman LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Miller Wachman LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement on the SEC's website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

        We are incorporating by reference the following reports, which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  our Current Reports on Form 8-K filed on January 14, 2011, January 19, 2011, January 20, 2011, January 25, 2011, February 2, 2011, February 25, 2011, March 2, 2011, March 8, 2011, March 16, 2011 (excluding any information incorporated by reference therein), May 13, 2011, May 25, 2011, June 1, 2011 and June 3, 2011; and

  •
  the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We will furnish without charge to you, on written or oral request, a copy of all of the documents incorporated by reference, including exhibits to these documents. You should direct any request for documents to Beacon Power Corporation, Attention: Corporate Secretary, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

$25,000,000
Common Stock

PROSPECTUS SUPPLEMENT

August 23, 2011